FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FOURTH QUARTER 2020 FINANCIAL RESULTS

•Reported Net Income of $1.62 Per Share
•Adjusted Net Income of $1.49 Per Share
•Net New Orders Increased 24% to 7,056 Homes; Order Value Increased 33% to $3.3 Billion
•Home Sale Revenues Increased 5% to $3.1 Billion
•Homebuilding Gross Margin Increased 220 Basis Points to 25.0%
•Backlog Up 44% to 15,158 Homes with a Value of $6.8 Billion
•Cash Balance of $2.6 Billion; Debt-to-Total Capitalization Decreased to 29.5%
•Company Announces Plans to Tender for $300 Million of Outstanding Debt and Exercise the Early Redemption Feature on $426 Million of 2021 Bonds

ATLANTA - Jan. 28, 2021 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2020. For the quarter, the Company reported net income of $438 million, or $1.62 per share. Adjusted net income for the period was $404 million, or $1.49 per share, after excluding a $16 million net pre-tax benefit from adjustments to insurance-related reserves, a $22 million pre-tax charge from adjustments to Financial Services reserves, and a tax benefit of $38 million resulting from energy tax credits and deferred tax valuation allowance adjustments recorded in the period. Reported net income for the fourth quarter of 2019 was $336 million, or $1.22 per share. Adjusted net income for the prior year period was $312 million, or $1.14 per share, after excluding a $31 million pre-tax benefit from adjustments to insurance-related reserves.

“PulteGroup’s fourth quarter and operating financial results attest to the ongoing strength of the housing market as we generated 24% growth in net new orders, realized a 220 basis point increase in gross margin and generated more than $500 million of operating cash flow in the period,” said Ryan Marshall, PulteGroup President and CEO. “Our fourth quarter and full-year 2020 performance enable PulteGroup to enter 2021 with tremendous momentum supported by our outstanding operating metrics and a backlog of more than 15,000 homes.”

“Given our strong operating cash flow and $2.6 billion of cash, we have the financial flexibility to allocate capital consistent with our stated priorities of investing in the business, paying our dividend, returning excess funds to shareholders through share repurchases, and the pay down of debt.”

“The ongoing strength in demand for new homes is broad based and continues to benefit from low mortgage rates, years of underbuilding new homes, a limited supply of homes for sale, and an increasing desire for homeownership and single-family living,” added Marshall. “Beyond these supports, we believe the pandemic has caused a permanent increase in the number of people who will be working from home which has meaningful implications on the sustained need for new homes going forward.”

Fourth Quarter Results

For the fourth quarter, home sale revenues increased 5% over 2019 to $3.1 billion. Higher revenues for the quarter were driven by a 4% increase in average sales price to $446,000, in combination with a 1% increase in closings to 6,860 homes.

Home sale gross margin for the fourth quarter was 25.0%, which represents an increase of 220 basis points over the prior year and is up 50 basis points from the third quarter of 2020.

The Company’s reported fourth quarter SG&A expense of $280 million, or 9.1% of home sale revenues, includes the $16 million net pre-tax benefit from adjustments to insurance-related reserves recorded in the period. Exclusive of this benefit, adjusted SG&A expense for the quarter was $296 million, or 9.7% of home sale revenues. Prior year reported SG&A expense of $262 million, or 8.9% of home sale revenues, included the $31 million pre-tax benefit from adjustments to insurance-related reserves. Excluding this benefit, adjusted SG&A expense for the fourth quarter of 2019 was $293 million, or 10.0% of home sale revenues.

Reflective of the strong demand environment, the Company’s fourth quarter net new orders increased 24% over the prior year to 7,056 homes, while the value of net new orders increased 33% to $3.3 billion. Average community count for the fourth quarter of 2020 was 846, compared with 865 communities last year.

The Company ended the fourth quarter with a unit backlog of 15,158 homes, which is up 44% over the comparable prior year period, valued at $6.8 billion.

The Company’s Financial Services operations reported pre-tax income of $43 million in the fourth quarter, inclusive of the $22 million pre-tax charge relating to reserve adjustments recorded in the period, compared with pre-tax income of $34 million in the prior year. The increase in pre-tax income for the quarter reflects a favorable rate and competitive environment, along with higher loan volumes resulting primarily from an increase in mortgage capture rate. Pulte Mortgage’s capture rate for the fourth quarter was 86%, up from 84% last year.

During the quarter, the Company repurchased 1.7 million of its common shares for $75 million, or an average price of $43.69 per share. For the year, the Company repurchased 4.5 million common shares, or approximately 2% of its outstanding shares, for $171 million, or an average price of $37.58 per share.

At year end, the Company had $2.6 billion of cash and a debt-to-total capitalization of 29.5%, which is down from 33.6% at the end of 2019.

In a separate release issued today, the Company announced a tender offer for $300 million of its 2026 and 2027 senior notes, which it expects to complete by February 26, 2021. The Company has also elected to exercise the early redemption feature, effective February 1, 2021, on its $426 million of senior notes originally scheduled to mature on March 1, 2021.

“Our disciplined business practices and strong cash flow generation continue to provide us with outstanding liquidity and financial flexibility, which was recently acknowledged when we received our second investment grade credit rating and became investment grade index eligible,” said Bob O’Shaughnessy. “Upon completion of our plans to pay down $726 million of our debt in the first quarter of this year, our balance sheet and financial flexibility will be further enhanced, allowing us to capitalize on market opportunities that may develop.”

A conference call discussing PulteGroup's fourth quarter 2020 results is scheduled for Thursday, January 28, 2021, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; the negative impact of the COVID-19 pandemic on our financial position and ability to continue our Homebuilding or Financial Services activities at normal levels or at all in impacted areas; the duration, effect and severity of the COVID-19 pandemic; the measures that governmental authorities take to address the COVID-19 pandemic which may precipitate or exacerbate one or more of the above-mentioned and/or other risks and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period of time; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Results of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Homebuilding
Home sale revenues	$3,062,443	$2,925,288	$10,579,896	$9,915,705
Land sale and other revenues	23,975	21,828	94,017	62,821
	3,086,418	2,947,116	10,673,913	9,978,526
Financial Services	105,945	69,797	362,169	234,431
Total revenues	3,192,363	3,016,913	11,036,082	10,212,957

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,298,008)	(2,259,131)	(8,004,823)	(7,628,700)
Land sale and other cost of revenues	(22,069)	(20,484)	(77,626)	(56,098)
	(2,320,077)	(2,279,615)	(8,082,449)	(7,684,798)

Financial Services expenses	(63,346)	(35,906)	(175,481)	(130,770)
Selling, general, and administrative expenses	(279,656)	(261,545)	(1,011,442)	(1,044,337)
Goodwill impairment	—	—	(20,190)	—
Other expense, net	(5,534)	(3,896)	(17,826)	(13,476)
Income before income taxes	523,750	435,951	1,728,694	1,339,576
Income tax expense	(85,639)	(100,153)	(321,855)	(322,876)
Net income	$438,111	$335,798	$1,406,839	$1,016,700

Net income per share:
Basic	$1.62	$1.23	$5.19	$3.67
Diluted	$1.62	$1.22	$5.18	$3.66
Cash dividends declared	$0.14	$0.12	$0.50	$0.45

Number of shares used in calculation:
Basic	267,561	270,843	268,553	274,495
Effect of dilutive securities	666	632	861	802
Diluted	268,227	271,475	269,414	275,297

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	December 31, 2020	December 31, 2019

ASSETS

Cash and equivalents	$2,582,205	$1,217,913
Restricted cash	50,030	33,543
Total cash, cash equivalents, and restricted cash	2,632,235	1,251,456
House and land inventory	7,721,798	7,680,614
Land held for sale	27,962	24,009
Residential mortgage loans available-for-sale	564,979	508,967
Investments in unconsolidated entities	35,562	59,766
Other assets	923,270	895,686
Intangible assets	163,425	124,992
Deferred tax assets	136,267	170,107
	$12,205,498	$10,715,597

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$511,321	$435,916
Customer deposits	449,474	294,427
Deferred tax liabilities	103,548	—
Accrued and other liabilities	1,407,043	1,435,461
Financial Services debt	411,821	326,573
Notes payable	2,752,302	2,765,040
Total liabilities	5,635,509	5,257,417
Shareholders' equity	6,569,989	5,458,180
	$12,205,498	$10,715,597

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Year Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net income	$1,406,839	$1,016,700
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	137,598	105,438
Land-related charges	20,305	27,101
Goodwill impairment	20,190	—
Depreciation and amortization	66,081	53,999
Share-based compensation expense	32,843	28,368
Loss on debt retirements	—	4,927
Other, net	(1,112)	1,155
Increase (decrease) in cash due to:
Inventories	2,988	(237,741)
Residential mortgage loans available-for-sale	(56,732)	(48,261)
Other assets	(46,307)	(16,668)
Accounts payable, accrued and other liabilities	201,649	140,984
Net cash provided by operating activities	1,784,342	1,076,002
Cash flows from investing activities:
Capital expenditures	(58,354)	(58,119)
Investments in unconsolidated entities	(753)	(9,515)
Distributions of capital from unconsolidated entities	27,939	214
Business acquisitions	(83,251)	(163,724)
Other investing activities, net	6,472	6,458
Net cash used in investing activities	(107,947)	(224,686)
Cash flows from financing activities:
Repayments of notes payable	(65,267)	(309,985)
Borrowings under revolving credit facility	700,000	—
Repayments under revolving credit facility	(700,000)	—
Financial Services borrowings (repayments), net	85,248	(21,841)
Stock option exercises	111	6,399
Share repurchases	(170,676)	(274,333)
Cash paid for shares withheld for taxes	(14,853)	(11,450)
Dividends paid	(130,179)	(122,350)
Net cash used in financing activities	(295,616)	(733,560)
Net increase	1,380,779	117,756
Cash, cash equivalents, and restricted cash at beginning of period	1,251,456	1,133,700
Cash, cash equivalents, and restricted cash at end of period	$2,632,235	$1,251,456

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$3,057	$5,605
Income taxes paid, net	$264,248	$137,119

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
HOMEBUILDING:
Home sale revenues	$3,062,443	$2,925,288	$10,579,896	$9,915,705
Land sale and other revenues	23,975	21,828	94,017	62,821
Total Homebuilding revenues	3,086,418	2,947,116	10,673,913	9,978,526

Home sale cost of revenues	(2,298,008)	(2,259,131)	(8,004,823)	(7,628,700)
Land sale cost of revenues	(22,069)	(20,484)	(77,626)	(56,098)
Selling, general, and administrative expenses	(279,656)	(261,545)	(1,011,442)	(1,044,337)
Goodwill impairment	—	—	(20,190)	—
Other expense, net	(5,534)	(3,549)	(17,775)	(13,130)
Income before income taxes	$481,151	$402,407	$1,542,057	$1,236,261

FINANCIAL SERVICES:
Income before income taxes	$42,599	$33,544	$186,637	$103,315

CONSOLIDATED:
Income before income taxes	$523,750	$435,951	$1,728,694	$1,339,576

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Home sale revenues	$3,062,443	$2,925,288	$10,579,896	$9,915,705

Closings - units
Northeast	524	487	1,522	1,443
Southeast	1,019	1,067	4,108	3,982
Florida	1,479	1,459	5,496	5,045
Midwest	1,087	1,091	3,553	3,583
Texas	1,263	1,366	4,747	4,528
West	1,488	1,352	5,198	4,651
	6,860	6,822	24,624	23,232
Average selling price	$446	$429	$430	$427

Net new orders - units
Northeast	464	322	1,886	1,562
Southeast	1,092	956	4,583	4,237
Florida	1,803	1,316	6,844	5,462
Midwest	1,054	827	4,212	3,721
Texas	1,337	1,094	5,950	4,886
West	1,306	1,176	5,800	5,109
	7,056	5,691	29,275	24,977
Net new orders - dollars	$3,257,290	$2,450,095	$12,837,272	$10,615,363

			December 31,
			2020	2019
Unit backlog
Northeast			953	589
Southeast			2,340	1,865
Florida			3,654	2,306
Midwest			2,199	1,540
Texas			3,053	1,850
West			2,959	2,357
			15,158	10,507
Dollars in backlog			$6,793,182	$4,535,805

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
MORTGAGE ORIGINATIONS:
Origination volume	5,231	4,802	18,433	15,821
Origination principal	$1,800,512	$1,534,416	$6,075,132	$4,976,973
Capture rate	86.3%	84.1%	86.4%	82.4%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Interest in inventory, beginning of period	$201,145	$228,562	$210,383	$227,495
Interest capitalized	39,933	40,191	159,575	164,114
Interest expensed	(47,669)	(58,370)	(176,549)	(181,226)
Interest in inventory, end of period	$193,409	$210,383	$193,409	$210,383

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including net income, diluted earnings per share, and operating margin. These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of our profitability. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.
The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted):

Reconciliation of Adjusted Net Income and Adjusted EPS

		Three Months Ended
		December 31,
	Results of Operations Classification	2020	2019

Net income, as reported		$438,111	$335,798
Adjustments to income before income taxes:
Insurance-related reserves	SG&A	(16,319)	(31,099)
Financial Services reserves	Financial Services expense	22,000	*
Income tax effect of the above items	Income tax expense	(1,392)	7,672
Income tax adjustments	Income tax expense	(38,297)	*
Adjusted net income		$404,103	$312,371

EPS (diluted), as reported		$1.62	$1.22
Adjusted EPS (diluted)		$1.49	$1.14

*Item not meaningful for the period presented

Other Reconciliations

	Three Months Ended
	December 31,
	2020		2019
Home sale revenues	$3,062,443		$2,925,288

Gross margin (a)	$764,434	25.0%	$666,157	22.8%

SG&A, as reported	$279,656	9.1%	$261,545	8.9%
Insurance-related reserves	16,319	0.5%	31,099	1.1%
Adjusted SG&A	$295,975	9.7%	$292,644	10.0%

Operating margin, as reported (b)		15.8%		13.8%
Adjusted operating margin (c)		15.3%		12.8%

*Item not meaningful for the period presented
(a) Gross margin represents home sale revenues less home sale cost of revenues
(b) Operating margin represents gross margin less SG&A
(c) Adjusted operating margin represents gross margin less adjusted SG&A